Exhibit (a)(i)

Form of Amendment No. 1 to the Amended and Restated Deposit Agreement

ABB LTD

and

CITIBANK, N.A.,

as Depositary,

and

ALL HOLDERS AND BENEFICIAL OWNERS OF

AMERICAN DEPOSITARY SHARES

ISSUED UNDER THE

AMENDED AND RESTATED DEPOSIT AGREEMENT, DATED AS OF MAY 7, 2001

(AS AMENDED)

Amendment No. 1

to

Amended and Restated Deposit Agreement

Dated as of [•]

TABLE OF CONTENTS

 i

AMENDMENT NO. 1 TO AMENDED AND RESTATED DEPOSIT AGREEMENT

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED DEPOSIT AGREEMENT, dated as of [•] (“Amendment No. 1”), by and among ABB Ltd, a company incorporated and existing under the laws of Switzerland, and its successors (the “Company”), Citibank, N.A., a national banking association organized under the laws of the United States of America (the “Depositary”), and all Holders and Beneficial Owners from time to time of American Depositary Shares issued under the Amended and Restated Deposit Agreement, dated as of May 7, 2001 (as amended).

WITNESSETH THAT:

WHEREAS, the Company and the Depositary entered into that certain Amended and Restated Deposit Agreement, dated as of May 7, 2001, and amended as of September 5, 2007 (as amended and supplemented from time to time prior to the date hereof, the “Deposit Agreement”), for the creation of American Depositary Shares (“ADSs”) representing the Shares (as defined in the Deposit Agreement) so deposited thereunder and for the execution and delivery of American Depositary Receipts (“ADRs”) in respect of ADSs issued in certificated form; and

WHEREAS, the Company and the Depositary desire to (a) revise the fee schedule associated with the ADSs, and to permit the Depositary to assess such fees in accordance with the terms and subject to any conditions set forth herein, (b) eliminate the Depositary’s ability to conduct Pre-Release Transactions (as defined in the Deposit Agreement), (c) amend the Deposit Agreement, the ADRs currently outstanding, and the form of ADR annexed as Exhibit A to the Deposit Agreement, in each case pursuant to Section 6.1 of the Deposit Agreement, to reflect such changes, and (d) to give notice thereof to all Holders (as defined in the Deposit Agreement) of ADSs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement, the ADRs currently outstanding and the form of ADR annexed as Exhibit A to the Deposit Agreement as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01                      Definitions. Unless otherwise specified in this Amendment No. 1, all capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Deposit Agreement.

SECTION 1.02                      Effective Date. The term “Effective Date” shall mean the date set forth above and as of which this Amendment No. 1 shall become effective.

ARTICLE II

AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01                      Deposit Agreement. All references in the Deposit Agreement to the terms “Deposit Agreement” shall, as of the Effective Date, refer to the Amended and Restated Deposit Agreement, dated as of May 7, 2001, as amended by the Letter Agreement, dated as of September 5, 2007, and as further amended by this Amendment No. 1, and as further amended and supplemented after the Effective Date.

SECTION 2.02                      Amendments Binding on all Holders and Beneficial Owners. From and after the Effective Date, the Deposit Agreement, as amended by this Amendment No. 1, shall be binding on all Holders and Beneficial Owners of ADSs issued and outstanding as of the Effective Date and on all Holders and Beneficial Owners of ADSs issued after the Effective Date. Notwithstanding anything contained herein, in the Deposit Agreement or in any ADR, from and after the Effective Date any reference in the Deposit Agreement to Holders and Beneficial Owners of Receipts, ADRs or American Depositary Receipts shall include, unless a reasonable interpretation of the context otherwise mandates, Holders and Beneficial Owners of ADSs.

SECTION 2.03                      Elimination of Pre-Release Transactions.

(a)               Section 1.4 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 1.4 Reserved.”.

(b)               Section 1.13 of the Deposit Agreement is hereby amended by deleting the third sentence of such section as of the Effective Date.

(c)               Section 1.23 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 1.23 Reserved.”.

(d)               Section 1.31 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“ “SIX SIS” shall mean SIX SIS AG, which acts as book-entry securities registry system for publicly-traded securities in Switzerland, and any successor thereto.”.

(e)               All references to “SIS” in Section 2.5 and Section 2.7 of the Deposit Agreement are hereby amended by deleting such reference as of the Effective Date and replacing such reference with “SIX SIS” in its stead.

(f)                Section 2.5 of the Deposit Agreement is hereby amended by deleting the last sentence of such section as of the Effective Date.

(g)               Section 2.12 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 2.12 Restricted ADSs. The Depositary shall, at the request and expense of the Company, establish procedures enabling the deposit hereunder of Shares that are Restricted Securities in order to enable the holder of such Restricted Securities to hold its ownership interests in such Restricted Securities in the form of Restricted ADSs issued under the terms hereof (such Shares, “Restricted Shares”). Upon receipt of a written request from the Company to accept Restricted Shares for deposit hereunder, the Depositary agrees to establish procedures permitting the deposit of such Restricted Shares and the issuance of one or more series of ADSs representing such deposited Restricted Shares (such ADSs, the “Restricted ADSs,” and the ADRs evidencing such Restricted ADSs, the “Restricted ADRs”) The Company shall assist the Depositary in the establishment of such procedures and agrees that it shall take all steps necessary and reasonably satisfactory to the Depositary to ensure that the establishment of such procedures does not violate the provisions of the Securities Act or any other applicable laws. The depositors of such Restricted Shares and the Holders of the Restricted ADSs may be required prior to the deposit of such Restricted Shares, the transfer of the Restricted ADRs and the Restricted ADSs evidenced thereby or the withdrawal of the Restricted Shares represented by Restricted ADSs to provide such written certifications or agreements as the Depositary or the Company may require. The Company shall provide to the Depositary in writing the legend(s) to be affixed to the Restricted ADRs, which legends shall (i) be in a form reasonably satisfactory to the Depositary and (ii) contain the specific circumstances under which the Restricted ADRs and the Restricted ADSs represented thereby may be transferred or the Restricted Shares withdrawn. The Restricted ADSs issued upon the deposit of Restricted Shares shall be separately identified on the books of the Depositary and the Restricted Shares so deposited shall be held separate and distinct from the other Deposited Securities held hereunder. The Restricted ADSs shall not be eligible for inclusion in any book-entry settlement system, including, without limitation, DTC (unless (x) otherwise agreed by the Company and the Depositary, (y) the inclusion of Restricted ADSs is acceptable to the applicable clearing system, and (z) the terms of such inclusion are generally accepted by the Commission for Restricted Securities of that type), and shall not in any way be fungible with the ADSs issued under the terms hereof that are not Restricted ADSs. The Restricted ADRs and the Restricted ADSs evidenced thereby shall be transferable only by the Holder thereof upon delivery to the Depositary of (i) all documentation otherwise contemplated by this Deposit Agreement and (ii) an opinion of counsel reasonably satisfactory to the Depositary setting forth, inter alia, the conditions upon which the Restricted ADR presented is, and the Restricted ADSs evidenced thereby are, transferable by the Holder thereof under applicable securities laws and the transfer restrictions contained in the legend set forth on the Restricted ADR presented for transfer. Except as (i) set forth in this Section 2.12 and the applicable Restricted ADR and (ii) required by applicable law, the Restricted ADRs and the Restricted ADSs evidenced thereby shall be treated as ADRs and ADSs issued and outstanding under the terms of the Deposit Agreement. In the event that the Company makes any distributions upon Deposited Securities described in Article IV of this Deposit Agreement, the Depositary shall (i) make the determinations contemplated in Article IV with respect to the Restricted ADSs independently from the determination for ADSs that are not Restricted ADSs and (ii) shall make distributions under Article IV to Holders of Restricted ADSs only on the basis of the distributions received from the Company in respect of the Restricted Shares corresponding to the Restricted ADSs held by such Holders. In the event that, in determining the rights and obligations of parties hereto with respect to any Restricted ADSs, any conflict arises between (a) the terms of this Deposit Agreement (other than this Section 2.12) and (b) the terms of (i) this Section 2.12 or (ii) the applicable Restricted ADR, the terms and conditions set forth in this Section 2.12 and of the Restricted ADR shall be controlling and shall govern the rights and obligations of the parties to this Deposit Agreement pertaining to the deposited Restricted Shares, the Restricted ADSs and Restricted ADRs.”.

(h)               Section 5.8 of the Deposit Agreement is hereby amended by deleting the third paragraph of such section as of the Effective Date.

(i)                 Section 5.10 of the Deposit Agreement is hereby amended by deleting such section as of the Effective Date and replacing such section with the following in its stead:

“Section 5.10 Certain Rights of the Depositary. The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.”.

SECTION 2.04                      Revisions to Ownership Restrictions.

(a)               Section 3.5 of the Deposit Agreement is hereby amended by deleting the third paragraph of such section as of the Effective Date and replacing such paragraph with the following in its stead:

“According to Swiss law, as in effect on the date of the Deposit Agreement, anyone who (directly, indirectly or acting in concert with third parties) acquires or disposes of Shares of the Company (whether held directly or in ADR form) or acquisition or sale rights relating to Shares of the Company and who thereby reaches, exceeds or falls below the thresholds of 3, 5, 10, 15, 20, 25, 33 1/3, 50, or 66 2/3 percent of the voting rights of the Company, whether or not such voting rights may be exercised, must notify such holdings to the Company and to the stock exchange(s) on which the Shares are listed. Anyone who has the discretionary power to exercise the voting rights associated with the Shares of the Company in accordance with the preceding sentence is also subject to the notification duty. Financial intermediaries who acquire or dispose of Shares of the Company or acquisition or sale rights relating to Shares of the Company on behalf of third parties are not subject to this notification duty. A group organized pursuant to an agreement or otherwise must comply with the notification duty laid down above as a group. The group must disclose (a) its aggregate shareholdings; (b) the identity of its members; (c) the nature of the arrangement among the group members; and (d) the representatives of the group. The Company is required to publish the information it receives relating to changes in the voting rights. In addition, according to Swiss law, as in effect on the date hereof, anyone who (directly, indirectly or acting in concert with third parties) acquires Shares of the Company (whether held directly or in ADR form) which, added to the Shares of the Company already owned, exceed 33 1/3 percent of the voting rights of the Company, whether or not such voting rights may be exercised, must make an offer to acquire all listed Shares of the Company to all remaining shareholders of the Company, subject to limited exceptions granted on a case-by-case basis by the Swiss Takeover Board. The offer must be made no later than two months after the percentage threshold has been exceeded and the price offered must at least be as high as the higher of (i) the highest price paid by the offeror for any purchase of Shares of the Company in the twelve months preceding the announcement of the offer and (ii) the stock exchange price of the Shares of the Company, which corresponds to the volume-weighted average price of the on-order-book trades of the last 60 trading days prior to publication of the offer.”.

ARTICLE III

AMENDMENTS TO THE FORM OF ADR

SECTION 3.01                      ADR Amendment.

(a)               The first sentence of Article (1) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such sentence in its entirety and inserting the following in its stead:

“This American Depositary Receipt is one of an issue of American Depositary Receipts (“Receipts”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of April 6, 2001, as amended and restated by the Amended and Restated Deposit Agreement, dated as of May 7, 2001, as amended by the Letter Agreement, dated as of September 5, 2007, and as further amended by Amendment No. 1 to the Amended and Restated Deposit Agreement, dated as of [•] (as amended from time to time, the “Deposit Agreement”), by and among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADSs evidenced by Receipts issued thereunder.”.

(b)               The first and second paragraphs of Article (2) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement are hereby amended as of the Effective Date by deleting such paragraphs in their entirety and inserting the following in their stead:

“The Holder of this Receipt (and of the ADSs evidenced hereby) shall be entitled to Delivery (at the Custodian’s designated office) of the Deposited Securities at the time represented by the ADS(s) evidenced hereby upon satisfaction of each of the following conditions: (i) the Holder (or a duly authorized attorney of the Holder) has duly Delivered to the Depositary at its Principal Office the ADSs evidenced hereby (and, if applicable, this Receipt) for the purpose of withdrawal of the Deposited Securities represented thereby, (ii) if so required by the Depositary, this Receipt has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank (including signature guarantees in accordance with standard securities industry practice), (iii) if so required by the Depositary, the Holder of the ADSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order, and (iv) all applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement, of the Company’s Articles of Incorporation, of any applicable laws and the rules of SIX SIS, and to any provisions of or governing the Deposited Securities, in each case as in effect at the time thereof.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the ADSs Delivered to it (and, if applicable, the Receipt evidencing the ADSs so Delivered), (ii) shall direct the Registrar to record the cancellation of the ADSs so Delivered on the books maintained for such purpose, and (iii) shall direct the Custodian to Deliver (without unreasonable delay) at the Custodian’s designated office the Deposited Securities represented by the ADSs so canceled together with any certificate or other document of title for the Deposited Securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, of this Receipt, of the Articles of Incorporation of the Company, of any applicable laws and the rules of SIX SIS, and to the terms and conditions of or governing the Deposited Securities, in each case as in effect at the time thereof.”.

(c)               The third paragraph of Article (6) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such paragraph in its entirety and inserting the following in its stead:

“According to Swiss law, as in effect on the date of the Deposit Agreement, anyone who (directly, indirectly or acting in concert with third parties) acquires or disposes of Shares of the Company (whether held directly or in ADR form) or acquisition or sale rights relating to Shares of the Company and who thereby reaches, exceeds or falls below the thresholds of 3, 5, 10, 15, 20, 25, 33 1/3, 50, or 66 2/3 percent of the voting rights of the Company, whether or not such voting rights may be exercised, must notify such holdings to the Company and to the stock exchange(s) on which the Shares are listed. Anyone who has the discretionary power to exercise the voting rights associated with the Shares of the Company in accordance with the preceding sentence is also subject to the notification duty. Financial intermediaries who acquire or dispose of Shares of the Company or acquisition or sale rights relating to Shares of the Company on behalf of third parties are not subject to this notification duty. A group organized pursuant to an agreement or otherwise must comply with the notification duty laid down above as a group. The group must disclose (a) its aggregate shareholdings; (b) the identity of its members; (c) the nature of the arrangement among the group members; and (d) the representatives of the group. The Company is required to publish the information it receives relating to changes in the voting rights. In addition, according to Swiss law, as in effect on the date hereof, anyone who (directly, indirectly or acting in concert with third parties) acquires Shares of the Company (whether held directly or in ADR form) which, added to the Shares of the Company already owned, exceed 33 1/3 percent of the voting rights of the Company, whether or not such voting rights may be exercised, must make an offer to acquire all listed Shares of the Company to all remaining shareholders of the Company, subject to limited exceptions granted on a case-by-case basis by the Swiss Takeover Board. The offer must be made no later than two months after the percentage threshold has been exceeded and the price offered must at least be as high as the higher of (i) the highest price paid by the offeror for any purchase of Shares of the Company in the twelve months preceding the announcement of the offer and (ii) the stock exchange price of the Shares of the Company, which corresponds to the volume-weighted average price of the on-order-book trades of the last 60 trading days prior to publication of the offer.”.

(d)               Article (10) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such Article in its entirety and inserting the following in its stead:

“Charges of Depositary. The following ADS fees are payable under the terms of the Deposit Agreement:

(i)	ADS Issuance Fee: by any person for whom ADSs are issued (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (iv) below, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) issued under the terms of the Deposit Agreement;

(ii)	ADS Cancellation Fee: by any person for whom ADSs are being cancelled (e.g., a cancellation of ADSs for Delivery of deposited shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled;

(iii)	Cash Distribution Fee: by any Holder of ADSs, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements);

(iv)	Stock Distribution /Rights Exercise Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of ADSs pursuant to (a) stock dividends or other free stock distributions, or (b) an exercise of rights to purchase additional ADSs;

(v)	Other Distribution Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares);

(vi)	Depositary Services Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary;

(vii)	Registration of ADS Transfer Fee: by any Holder of ADS(s) being transferred or by any person to whom ADSs are transferred, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) transferred; and

(viii)	ADS Conversion Fee: by any Holder of ADS(s) being converted or by any person to whom the converted ADSs are delivered, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) converted from one ADS series to another ADS series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs into freely transferrable ADSs, and vice versa).

The Company, Holders, Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with ADS issuances and cancellations, and persons for whom ADSs are issued or cancelled shall be responsible for the following ADS charges under the terms of the Deposit Agreement:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Shares or withdrawing Deposited Securities or of the Holders and Beneficial Owners of ADSs;

(d)	in connection with the conversion of Foreign Currency, the fees, expenses, spreads, taxes and other charges of the Depositary and/or conversion service providers (which may be a division, branch or Affiliate of the Depositary). Such fees, expenses, spreads, taxes and other charges shall be deducted from the Foreign Currency;

(e)	any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the Holders and Beneficial Owners in complying with currency exchange control or other governmental requirements; and

(f)	the fees, charges, costs and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the ADR program.

Any other charges and expenses of the Depositary under the Deposit Agreement will be paid by the Company upon agreement between the Depositary and the Company. All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by Article (22) of this Receipt. The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request. The charges and expenses of the Custodian are for the sole account of the Depositary.”.

(e)               Article (25) of the form of ADR attached as Exhibit A to the Deposit Agreement and in each of the ADRs issued and outstanding under the terms of the Deposit Agreement is hereby amended as of the Effective Date by deleting such Article in its entirety and inserting the following in its stead:

“(25) Certain Rights of the Depositary The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.”.

ARTICLE IV

AMENDMENT TO THE FEE SCHEDULE

SECTION 4.01                      Revised Fee Schedule

(a)               Exhibit B of the Deposit Agreement is hereby amended by deleting such exhibit as of the Effective Date and replacing such exhibit with the following in its stead:

EXHIBIT B

FEE SCHEDULE

ADS FEES AND RELATED CHARGES

All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Deposit Agreement. Except as otherwise specified herein, any reference to ADSs herein includes Partial Entitlement ADSs, Full Entitlement ADSs, certificated ADSs, uncertificated ADSs, and Restricted ADSs.

I.	ADS Fees

The following ADS fees are payable under the terms of the Deposit Agreement:

Service	Rate	By Whom Paid
(1) Issuance of ADSs (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (4) below.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued.	Person for whom ADSs are issued.
(2) Cancellation of ADSs (e.g., a cancellation of ADSs for Delivery of deposited Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled.	Person for whom ADSs are being cancelled.
(3) Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.
(4) Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) an exercise of rights to purchase additional ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.
(5) Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.

(6) ADS Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.	Person holding ADSs on the applicable record date(s) established by the Depositary.
(7) Registration of ADS Transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) transferred.	Person for whom or to whom ADSs are transferred.
(8) Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs into freely transferable ADSs, and vice versa).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) converted.	Person for whom ADSs are converted or to whom the converted ADSs are delivered.

II.	Charges

The Company, Holders, Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with ADS issuances and cancellations, and persons for whom ADSs are issued or cancelled shall be responsible for the following ADS charges under the terms of the Deposit Agreement:

(i)	taxes (including applicable interest and penalties) and other governmental charges;

(ii)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(iii)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Shares or withdrawing Deposited Property or of the Holders and Beneficial Owners of ADSs;

(iv)	in connection with the conversion of Foreign Currency, the fees, expenses, spreads, taxes and other charges of the Depositary and/or conversion service providers (which may be a division, branch or Affiliate of the Depositary). Such fees, expenses, spreads, taxes, and other charges shall be deducted from the Foreign Currency;

(v)	any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the Holders and Beneficial Owners in complying with currency exchange control or other governmental requirements; and

(vi)	the fees, charges, costs and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the ADR program.

The above fees and charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01                      Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders and Beneficial Owners, that:

(a)               This Amendment No. 1, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)               In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment No. 1 or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder, none of such agreements need to be filed or recorded with any court or other authority in Switzerland, nor does any stamp or similar tax need be paid in Switzerland on or in respect of such agreements; and

(c)               All of the information provided to the Depositary by the Company in connection with this Amendment No. 1 is true, accurate and correct.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01                      New ADRs. From and after the Effective Date, the Depositary shall arrange to have new ADRs printed or amended that reflect the changes to the form of ADR effected by this Amendment No. 1. All ADRs issued hereunder after the Effective Date, once such new ADRs are available, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination or split up of existing ADRs, shall be substantially in the form of the specimen ADR attached as Exhibit A hereto. However, ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

SECTION 6.02                      Notice of Amendment to Holders of ADSs. The Depositary is hereby directed to send notices informing the Holders of ADSs (i) of the terms of this Amendment No. 1, including, without limitation, notice that any amendment contained in this Amendment No. 1 that imposes or increases any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), shall not become effective as to the ADSs then outstanding until the expiration of 30 days after notice of such amendment shall have been given to the Holders of outstanding ADSs, (ii) of the Effective Date of this Amendment No. 1, (iii) that the Holder of ADRs shall be given the opportunity, but that it is unnecessary, to substitute their ADRs with new ADRs reflecting the changes effected by this Amendment No. 1, as provided in Section 6.01 hereof, and (iv) that copies of this Amendment No. 1 may be retrieved from the Commission’s website at www.sec.gov and may be obtained from the Depositary and the Company upon request. The notice to Holders of ADSs shall be substantially in the form of Exhibit B attached hereto.

SECTION 6.03                      Ratification. Except as expressly amended hereby, the terms, covenants and conditions of the Deposit Agreement as originally executed shall remain in full force and effect.

SECTION 6.04                      Indemnification. The Company agrees to indemnify and hold harmless the Depositary (and any and all of its directors, employees, and officers) for any and all liability it or they may incur as a result of the Depositary performing its obligations in accordance with the terms of this Amendment No. 1 and the transactions contemplated herein.

SECTION 6.05                      Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of choice of law.

SECTION 6.06                      Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts together shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Depositary have caused this Amendment No. 1 to be executed by representatives thereunto duly authorized as of the date set forth above.

ABB LTD By: ________________________________ Name: Title: CITIBANK, N.A., as Depositary By: ________________________________ Name: Title

EXHIBIT A

[FORM OF RECEIPT]

Number	CUSIP NUMBER:
ABB-____________

American Depositary Shares, One (1) American Depositary Share Representing One (1) Fully Paid Registered Share, Par Value CHF 0.12, of ABB Ltd

AMERICAN DEPOSITARY RECEIPT

FOR

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED FULLY PAID REGISTERED SHARES

of

ABB Ltd

(Organized under the laws of Switzerland)

CITIBANK, N.A., a national banking association organized and existing under the laws of the United States of America, as depositary (the “Depositary”), hereby certifies that _____________is the owner of ______________ American Depositary Shares (hereinafter “ADSs”), representing deposited fully paid, validly issued and outstanding registered shares, par value CHF 0.12 per share, including evidence of rights to receive such shares (the “Shares”), of ABB Ltd, a company incorporated under the laws of Switzerland (the “Company”). As of the date of the Deposit Agreement (as hereinafter defined), one (1) American Depositary Share represents one (1) Share deposited under the Deposit Agreement with the Custodian, which at the date of execution of the Deposit Agreement is Citibank, N.A. - Zürich (the “Custodian”). The ADS-to-Share ratio is subject to amendment as provided in Article IV of the Deposit Agreement. The Depositary’s Principal Office is located at 388 Greenwich Street, New York, New York 10013, U.S.A.

(1)               The Deposit Agreement. This American Depositary Receipt is one of an issue of American Depositary Receipts (“Receipts”), all issued and to be issued upon the terms and conditions set forth in the Deposit Agreement, dated as of April 6, 2001, as amended and restated by the Amended and Restated Deposit Agreement, dated as of May 7, 2001, as amended by the Letter Agreement, dated as of September 5, 2007, and as further amended by Amendment No. 1 to the Amended and Restated Deposit Agreement, dated as of [•], (as amended from time to time, the “Deposit Agreement”), by and among the Company, the Depositary, and all Holders and Beneficial Owners from time to time of ADSs evidenced by Receipts issued thereunder. The Deposit Agreement sets forth the rights and obligations of Holders and Beneficial Owners of Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash are herein called “Deposited Securities”). Copies of the Deposit Agreement are on file at the Principal Office of the Depositary and with the Custodian. Each Holder and each Beneficial Owner, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement, shall be deemed for all purposes to (a) be a party to and bound by the terms of the Deposit Agreement and applicable ADR(s), and (b) appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and the Articles of Incorporation of the Company (as in effect on the date of the signing of the Deposit Agreement) and are qualified by and subject to the detailed provisions of the Deposit Agreement and the Articles of Incorporation, to which reference is hereby made. All capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Deposit Agreement. The Depositary makes no representation or warranty as to the validity or worth of the Deposited Securities. The Depositary has made arrangements for the acceptance of the ADSs into DTC. Each Beneficial Owner of ADSs held through DTC must rely on the procedures of DTC and the DTC Participants to exercise and be entitled to any rights attributable to such ADSs.

(2)               Surrender of Receipts and Withdrawal of Deposited Securities. The Holder of this Receipt (and of the ADSs evidenced hereby) shall be entitled to Delivery (at the Custodian’s designated office) of the Deposited Securities at the time represented by the ADS(s) evidenced hereby upon satisfaction of each of the following conditions: (i) the Holder (or a duly authorized attorney of the Holder) has duly Delivered to the Depositary at its Principal Office the ADSs evidenced hereby (and, if applicable, this Receipt) for the purpose of withdrawal of the Deposited Securities represented thereby, (ii) if so required by the Depositary, this Receipt has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank (including signature guarantees in accordance with standard securities industry practice), (iii) if so required by the Depositary, the Holder of the ADSs has executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be Delivered to or upon the written order of the person(s) designated in such order, and (iv) all applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement, of the Company’s Articles of Incorporation, of any applicable laws and the rules of SIX SIS, and to any provisions of or governing the Deposited Securities, in each case as in effect at the time thereof.

Upon satisfaction of each of the conditions specified above, the Depositary (i) shall cancel the ADSs Delivered to it (and, if applicable, the Receipt evidencing the ADSs so Delivered), (ii) shall direct the Registrar to record the cancellation of the ADSs so Delivered on the books maintained for such purpose, and (iii) shall direct the Custodian to Deliver (without unreasonable delay) at the Custodian’s designated office the Deposited Securities represented by the ADSs so canceled together with any certificate or other document of title for the Deposited Securities, or evidence of the electronic transfer thereof (if available), as the case may be, to or upon the written order of the person(s) designated in the order delivered to the Depositary for such purpose, subject however, in each case, to the terms and conditions of the Deposit Agreement, of this Receipt, of the Articles of Incorporation of the Company, of any applicable laws and the rules of SIX SIS, and to the terms and conditions of or governing the Deposited Securities, in each case as in effect at the time thereof.

The Depositary shall not accept for surrender ADSs representing less than one Share. In the case of Delivery to it of ADSs representing other than a whole number of Shares, the Depositary shall cause ownership of the appropriate whole number of Shares to be Delivered in accordance with the terms hereof, and shall, at the discretion of the Depositary, either (i) return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or (ii) sell or cause to be sold the fractional Share represented by the ADS(s) so surrendered and remit the proceeds of such sale (net of (a) applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and (b) taxes withheld) to the person surrendering the ADSs. Notwithstanding anything else contained in this Receipt or the Deposit Agreement, the Depositary may make delivery at the Principal Office of the Depositary of (i) any cash dividends or cash distributions, or (ii) any proceeds from the sale of any distributions of shares or rights, which are at the time held by the Depositary in respect of the Deposited Securities represented by the ADSs surrendered for cancellation and withdrawal. At the request, risk and expense of any Holder so surrendering ADSs represented by this Receipt, and for the account of such Holder, the Depositary shall direct the Custodian to forward (to the extent permitted by law) any cash or other property (other than securities) held by the Custodian in respect of the Deposited Securities represented by such ADSs to the Depositary for delivery at the Principal Office of the Depositary. Such direction shall be given by letter or, at the request, risk and expense of such Holder, by air courier, cable, telex or facsimile transmission.

(3)               Transfer, Combination and Split-Up of Receipts. The Registrar shall register the transfer of this Receipt (and of the ADSs represented hereby) on the books maintained for such purpose and the Depositary shall cancel this Receipt and execute new Receipts evidencing the same aggregate number of ADSs as those evidenced by this Receipt when canceled, shall cause the Registrar to countersign such new Receipts, and shall Deliver such new Receipts to or upon the order of the person entitled thereto, if each of the following conditions has been satisfied: (i) this Receipt has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a transfer thereof, (ii) this Receipt has been properly endorsed or is accompanied by proper instruments of transfer (including signature guarantees in accordance with standard securities industry practice), (iii) this Receipt has been duly stamped (if required by the laws of the State of New York or of the United States), and (iv) all applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and all applicable taxes and governmental charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

The Registrar shall register the split-up or combination of this Receipt (and of the ADSs represented hereby) on the books maintained for such purpose and the Depositary shall cancel this Receipt and execute new Receipts for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by this Receipt (when canceled), shall cause the Registrar to countersign such new Receipts, and shall Deliver such new Receipts to or upon the order of the Holder thereof, if each of the following conditions has been satisfied: (i) this Receipt has been duly Delivered by the Holder (or by a duly authorized attorney of the Holder) to the Depositary at its Principal Office for the purpose of effecting a split-up or combination hereof, and (ii) all applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and all applicable taxes and government charges (as are set forth in Section 5.9 of, and Exhibit B to, the Deposit Agreement) have been paid, subject, however, in each case, to the terms and conditions of this Receipt, of the Deposit Agreement and of applicable law, in each case as in effect at the time thereof.

(4)               Pre-Conditions to Registration, Transfer, Etc. As a condition precedent to the execution and delivery, registration of issuance or transfer, split-up, combination or surrender of any Receipt, the delivery of any distribution thereon, or the withdrawal of any Deposited Securities, the Depositary or the Custodian may require (i) payment from the depositor of Shares or presenter of ADSs or of a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or Deposited Securities being withdrawn) and payment of any applicable fees and charges of the Depositary as provided in the Deposit Agreement and in this Receipt, (ii) the production of proof reasonably satisfactory to it as to the identity and genuineness of any signature or any other matters contemplated in the Deposit Agreement, and (iii) compliance with (A) any laws or governmental regulations relating to the execution and delivery of Receipts or ADSs or to the withdrawal of Deposited Securities and (B) such reasonable regulations, if any, as the Depositary and the Company may establish consistent with the provisions of this Receipt and the Deposit Agreement and applicable law.

The issuance of ADSs against deposits of Shares generally or against deposits of particular Shares may be suspended, or the issuance of ADSs against the deposit of particular Shares may be refused, or the registration of transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Company, the Depositary, a Registrar or the Share Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange upon which the Shares or ADSs are listed, or under any provision of the Company’s Articles of Incorporation, the Deposit Agreement or this Receipt, or under any provision of, or governing, the Deposited Securities, or because of a meeting of shareholders of the Company or for any other reason, subject in all cases to Article (24) hereof. Notwithstanding any provision of the Deposit Agreement or this Receipt to the contrary, Holders are entitled to surrender outstanding ADSs to withdraw the Deposited Securities at any time subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges, (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities, and (iv) other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

(5)               Compliance With Information Requests. Notwithstanding any other provision of the Deposit Agreement or this Receipt, each Holder and Beneficial Owner of the ADSs represented hereby agrees to comply with requests from the Company pursuant to applicable Swiss law, the rules and requirements of SIX Swiss Exchange, and of any stock exchange on which Shares or ADSs are, or will be, registered, traded or listed, or the Articles of Incorporation of the Company, which are made to provide information, inter alia, as to the capacity in which such Holder or Beneficial Owner owns ADSs (and Shares, as the case may be) and regarding the identity of any other person(s) interested in such ADSs and the nature of such interest and various other matters, whether or not they are Holders and/or Beneficial Owners at the time of such request.

(6)               Ownership Restrictions. Notwithstanding any provision of this Receipt or of the Deposit Agreement, the Company may restrict transfers of the Shares where such transfer might result in ownership of Shares exceeding limits imposed by applicable law or the Articles of Incorporation of the Company. The Company may also restrict, in such manner as it deems appropriate, transfers of ADSs where such transfer may result in the total number of Shares represented by the ADSs owned by a single Holder or Beneficial Owner to exceed any such limits. The Company may, in its sole discretion but subject to applicable law, instruct the Depositary to take action with respect to the ownership interest of any Holder or Beneficial Owner in excess of the limits set forth in the preceding sentence, including but not limited to, the imposition of restrictions on the transfer of ADSs, the removal or limitation of voting rights or a mandatory sale or disposition on behalf of a Holder or Beneficial Owner of the Shares represented by the ADSs held by such Holder or Beneficial Owner in excess of such limitations, if and to the extent such disposition is permitted by applicable law and the Articles of Incorporation of the Company.

Each Holder and each Beneficial Owner of a Receipt agrees to comply with all applicable provisions of Swiss law, the rules and requirements of the SIX Swiss Exchange and the Articles of Incorporation of the Company as in effect from time to time with respect to the notification to the Company and the SIX Swiss Exchange of such Holder’s or Beneficial Owner’s interest in Shares, as if such Holder or Beneficial Owner were an owner of the Shares represented by the ADSs owned by such Holder or Beneficial Owner. Each Holder and each Beneficial Owner acknowledges that failure to provide on a timely basis any required notification of an interest in Shares may result in withholding of certain rights, including voting and dividend rights in respect of the Shares in which such Holder or Beneficial Owner has an interest.

According to Swiss law, as in effect on the date of the Deposit Agreement, anyone who (directly, indirectly or acting in concert with third parties) acquires or disposes of Shares of the Company (whether held directly or in ADR form) or acquisition or sale rights relating to Shares of the Company and who thereby reaches, exceeds or falls below the thresholds of 3, 5, 10, 15, 20, 25, 33 1/3, 50, or 66 2/3 percent of the voting rights of the Company, whether or not such voting rights may be exercised, must notify such holdings to the Company and to the stock exchange(s) on which the Shares are listed. Anyone who has the discretionary power to exercise the voting rights associated with the Shares of the Company in accordance with the preceding sentence is also subject to the notification duty. Financial intermediaries who acquire or dispose of Shares of the Company or acquisition or sale rights relating to Shares of the Company on behalf of third parties are not subject to this notification duty. A group organized pursuant to an agreement or otherwise must comply with the notification duty laid down above as a group. The group must disclose (a) its aggregate shareholdings; (b) the identity of its members; (c) the nature of the arrangement among the group members; and (d) the representatives of the group. The Company is required to publish the information it receives relating to changes in the voting rights. In addition, according to Swiss law, as in effect on the date hereof, anyone who (directly, indirectly or acting in concert with third parties) acquires Shares of the Company (whether held directly or in ADR form) which, added to the Shares of the Company already owned, exceed 33 1/3 percent of the voting rights of the Company, whether or not such voting rights may be exercised, must make an offer to acquire all listed Shares of the Company to all remaining shareholders of the Company, subject to limited exceptions granted on a case-by-case basis by the Swiss Takeover Board. The offer must be made no later than two months after the percentage threshold has been exceeded and the price offered must at least be as high as the higher of (i) the highest price paid by the offeror for any purchase of Shares of the Company in the twelve months preceding the announcement of the offer and (ii) the stock exchange price of the Shares of the Company, which corresponds to the volume-weighted average price of the on-order-book trades of the last 60 trading days prior to publication of the offer.

(7)               Liability of Holder for Taxes and Other Charges. Any tax or other governmental charge payable with respect to any Receipt or any Deposited Securities or ADSs shall be payable by the Holders and Beneficial Owners to the Depositary. The Company, the Custodian and/or Depositary may withhold or deduct from any distributions made in respect of Deposited Securities and may sell for the account of a Holder and/or Beneficial Owner any or all of the Deposited Securities and apply such distributions and sale proceeds in payment of such taxes (including applicable interest and penalties) or charges, the Holder and the Beneficial Owner hereof remaining liable for any deficiency. The Custodian may refuse the deposit of Shares and the Depositary may refuse to issue ADSs, to deliver ADRs, register the transfer, split-up or combination of ADRs and (subject to Article (24) hereof) the withdrawal of Deposited Securities until payment in full of such tax, charge, penalty or interest is received. Every Holder and Beneficial Owner agrees to indemnify the Depositary, the Company, the Custodian, and any of their agents, officers, employees and Affiliates for, and hold each of then harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for such Holder and/or Beneficial Owner.

(8)               Representations and Warranties of Depositors. Each person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that (i) such Shares and the certificates therefor are duly authorized, validly issued, fully paid, non-assessable and legally obtained by such person, (ii) all preemptive (and similar) rights, if any, with respect to such Shares have been validly waived or exercised, (iii) the person making such deposit is duly authorized so to do, (iv) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, Restricted Securities and (v) the Shares presented for deposit have not been stripped of any rights or entitlements. Except as contemplated by Section 2.12 of the Deposit Agreement, each such person shall also be deemed to represent that Shares deposited by that person are not Restricted Securities, and that the deposit of Shares or sale of ADSs by that person is not restricted, under the Securities Act. Such representations and warranties shall survive the deposit and withdrawal of Shares, the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. If any such representations or warranties are false in any way, the Company and Depositary shall be authorized, at the cost and expense of the person depositing Shares, to take any and all actions necessary to correct the consequences thereof.

(9)               Filing Proofs, Certificates and Other Information. Any person presenting Shares for deposit, and any Holder and any Beneficial Owner may be required, and every Holder and Beneficial Owner agrees, from time to time to provide to the Depositary and the Custodian such proof of citizenship or residence, taxpayer status, payment of all applicable taxes or other governmental charges, exchange control approval, legal or beneficial ownership of ADSs and Deposited Securities, compliance with applicable laws and the terms of the Deposit Agreement and the provisions of, or governing, the Deposited Securities, to execute such certifications and to make such representations and warranties, and to provide such other information and documentation (or, in the case of Shares in registered form presented for deposit, such information relating to the registration of Shares on the books of the Shares Registrar) as the Depositary or the Custodian may reasonably deem necessary or proper or as the Company may reasonably require by written request to the Depositary consistent with its obligations under the Deposit Agreement. The Depositary and the Registrar, as applicable, may withhold the execution or delivery or registration of transfer of any Receipt or the distribution or sale of any dividend or other distribution of rights or of the proceeds thereof or, to the extent not limited by Article (24) hereof, the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed, or such representations are made or such information and documentation are provided, in each case to the Depositary’s, the Registrar’s and the Company’s reasonable satisfaction.

(10)           Charges of Depositary. The following ADS fees are payable under the terms of the Deposit Agreement:

(i)	ADS Issuance Fee: by any person for whom ADSs are issued (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (iv) below, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) issued under the terms of the Deposit Agreement;

(ii)	ADS Cancellation Fee: by any person for whom ADSs are being cancelled (e.g., a cancellation of ADSs for Delivery of deposited shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled;

(iii)	Cash Distribution Fee: by any Holder of ADSs, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements);

(iv)	Stock Distribution /Rights Exercise Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of ADSs pursuant to (a) stock dividends or other free stock distributions, or (b) an exercise of rights to purchase additional ADSs;

(v)	Other Distribution Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held for the distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares);

(vi)	Depositary Services Fee: by any Holder of ADS(s), a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary;

(vii)	Registration of ADS Transfer Fee: by any Holder of ADS(s) being transferred or by any person to whom ADSs are transferred, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) transferred; and

(viii)	ADS Conversion Fee: by any Holder of ADS(s) being converted or by any person to whom the converted ADSs are delivered, a fee not in excess of U.S. $5.00 per 100 ADSs (or fraction thereof) converted from one ADS series to another ADS series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs into freely transferrable ADSs, and vice versa).

The Company, Holders, Beneficial Owners, persons depositing Shares or withdrawing Deposited Securities in connection with ADS issuances and cancellations, and persons for whom ADSs are issued or cancelled shall be responsible for the following ADS charges under the terms of the Deposit Agreement:

(a)	taxes (including applicable interest and penalties) and other governmental charges;

(b)	such registration fees as may from time to time be in effect for the registration of Shares or other Deposited Securities on the share register and applicable to transfers of Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(c)	such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Shares or withdrawing Deposited Securities or of the Holders and Beneficial Owners of ADSs;

(d)	in connection with the conversion of Foreign Currency, the fees, expenses, spreads, taxes and other charges of the Depositary and/or conversion service providers (which may be a division, branch or Affiliate of the Depositary). Such fees, expenses, spreads, taxes and other charges shall be deducted from the Foreign Currency;

(e)	any reasonable and customary out-of-pocket expenses incurred in such conversion and/or on behalf of the Holders and Beneficial Owners in complying with currency exchange control or other governmental requirements; and

(f)	the fees, charges and costs and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the ADR program.

Any other charges and expenses of the Depositary under the Deposit Agreement will be paid by the Company upon agreement between the Depositary and the Company. All fees and charges may, at any time and from time to time, be changed by agreement between the Depositary and Company but, in the case of fees and charges payable by Holders or Beneficial Owners, only in the manner contemplated by Article (22) of this Receipt. The Depositary will provide, without charge, a copy of its latest fee schedule to anyone upon request. The charges and expenses of the Custodian are for the sole account of the Depositary.

(11)           Title to Receipts. It is a condition of this Receipt, and every successive Holder of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt (and to each ADS evidenced hereby) shall be transferable upon the same terms as a certificated security under the laws of the State of New York, provided that the Receipt has been properly endorsed or is accompanied by proper instruments of transfer. Notwithstanding any notice to the contrary, the Depositary and the Company may deem and treat the Holder of this Receipt (that is, the person in whose name this Receipt is registered on the books of the Depositary) as the absolute owner thereof for all purposes. Neither the Depositary nor the Company shall have any obligation nor be subject to any liability under the Deposit Agreement or this Receipt to any holder of this Receipt or any Beneficial Owner unless such holder is the Holder of this Receipt registered on the books of the Depositary or, in the case of a Beneficial Owner, such Beneficial Owner or the Beneficial Owner’s representative is the Holder registered on the books of the Depositary.

(12)           Validity of Receipt. The Holder(s) of this Receipt (and the ADSs represented hereby) shall not be entitled to any benefits under the Deposit Agreement or be valid or enforceable for any purpose against the Depositary or the Company unless this Receipt has been (i) dated, (ii) signed by the manual or facsimile signature of a duly authorized signatory of the Depositary, (iii) countersigned by the manual or facsimile signature of a duly authorized signatory of the Registrar, and (iv) registered in the books maintained by the Registrar for the registration of issuances and transfers of Receipts. Receipts bearing the facsimile signature of a duly-authorized signatory of the Depositary or the Registrar, who at the time of signature was a duly authorized signatory of the Depositary or the Registrar, as the case may be, shall bind the Depositary, notwithstanding the fact that such signatory has ceased to be so authorized prior to the execution of such Receipts by the Registrar (in the event of a manual signature) or delivery of such Receipt by the Depositary.

(13)           Available Information; Reports; Inspection of Transfer Books. The Company will be, on or before the date of the initial deposit of Shares under the terms of the Deposit Agreement, subject to certain periodic reporting requirements of the Exchange Act and accordingly files certain information with the Commission. These reports and documents can be inspected and copied at the public reference facilities maintained by the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The Depositary shall make available for inspection by Holders at its Principal Office any reports and communications, including any proxy soliciting materials, received from the Company which are both (a) received by the Depositary, the Custodian, or the nominee of either of them as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.

The Registrar shall keep books for the registration of issuances and transfers of Receipts which at all reasonable times shall be open for inspection by the Company and by the Holders of such Receipts, provided that such inspection shall not be, to the Registrar’s knowledge, for the purpose of communicating with Holders of such Receipts in the interest of a business or object other than the business of the Company or other than a matter related to the Deposit Agreement or the Receipts.

The Registrar may close the transfer books with respect to the Receipts, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties hereunder, or at the reasonable written request of the Company subject, in all cases, to Article (24) hereof.

Dated:

CITIBANK, N.A.	CITIBANK, N.A.
Transfer Agent and Registrar	as Depositary

By:_________________________	By:_________________________
Authorized Signatory	Authorized Signatory

The address of the Principal Office of the Depositary is 388 Greenwich Street, New York, New York 10013, U.S.A.

[FORM OF REVERSE OF RECEIPT]

SUMMARY OF CERTAIN ADDITIONAL PROVISIONS

OF THE DEPOSIT AGREEMENT

(14)           Dividends and Distributions in Cash, Shares, etc. Whenever the Depositary receives confirmation from the Custodian of receipt of any cash dividend or other cash distribution on any Deposited Securities, or receives proceeds from the sale of any Deposited Securities or of any entitlements held in respect of Deposited Securities under the terms of the Deposit Agreement, the Depositary will (i) if any amounts are received in a Foreign Currency, promptly convert or cause to be converted such cash dividend, distribution or proceeds into Dollars (subject to the terms and conditions of the Deposit Agreement), (ii) if applicable, establish the ADS Record Date upon the terms described in Section 4.9 of the Deposit Agreement, and (iii) will distribute promptly the amount thus received (net of (a) applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and (b) taxes withheld) to the Holders entitled thereto as of the ADS Record Date in proportion to the number of ADS held as of the ADS Record Date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent, and any balance not so distributable shall be held by the Depositary (without liability for interest thereon) and shall be added to and become part of the next sum received by the Depositary for distribution to Holders of ADSs then outstanding at the time of the next distribution. If the Company, the Custodian or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, duties or other governmental charges, the amount distributed to Holders on the ADSs representing such Deposited Securities shall be reduced accordingly. Such withheld amounts shall be forwarded by the Company to the relevant governmental authority.

If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Company shall cause such Shares to be deposited with the Custodian and registered, as the case may be, in the name of the Depositary, the Custodian or their respective nominees. Upon receipt of confirmation of such deposit from the Custodian, the Depositary shall, subject to and in accordance with the Deposit Agreement, establish the ADS Record Date and distribute to the Holders as of the ADS Record Date in proportion to the number of ADSs held as of the ADS Record Date, additional ADSs, which represent in aggregate the number of Shares received as such dividend, or free distribution, subject to the terms of the Deposit Agreement (including, without limitation, (a) the applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and (b) taxes), or (ii) if additional ADSs are not so distributed, each ADS issued and outstanding after the ADS Record Date shall, to the extent permissible by law, thenceforth also represent the additional integral number of Shares distributed upon the Deposited Securities represented thereby (net (a) of the applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary, and (b) taxes). In lieu of delivering fractional ADSs, the Depositary shall sell the number of Shares or ADSs, as the case may be, represented by the aggregate of such fractions and distribute the net proceeds upon the terms set forth in the Deposit Agreement.

In the event that the Depositary determines that any distribution in property (including Shares) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, or, if the Company in the fulfillment of its obligations under the Deposit Agreement, has furnished an opinion of U.S. counsel determining that Shares must be registered under the Securities Act or other laws in order to be distributed to Holders (and no such registration statement has been declared effective), the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable, and the Depositary shall distribute the net proceeds of any such sale (after deduction of (a) taxes and (b) fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary) to Holders entitled thereto upon the terms of the Deposit Agreement. The Depositary shall hold and/or distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement.

Upon timely receipt of a notice from the Company indicating that the Company wishes an elective distribution to be made available to Holders upon the terms described in the Deposit Agreement, the Company and the Depositary shall determine whether such distribution is lawful and reasonably practicable and the means by which such elective distribution can be made available. If so, the Depositary shall, subject to the terms and conditions of the Deposit Agreement, establish an ADS record date according to Article (16) and establish procedures to enable the Holder hereof to elect to receive the proposed distribution in cash or in additional ADSs. If a Holder elects to receive the distribution in cash, the dividend shall be distributed as in the case of a distribution in cash. If the Holder hereof elects to receive the distribution in additional ADSs, the distribution shall be distributed as in the case of a distribution in Shares. If such elective distribution is not lawful or not reasonably practicable, the Depositary shall, to the extent permitted by law, distribute to Holders, on the basis of the same determination as is made in Switzerland in respect of the Shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional Shares, in each case, upon the terms described in the Deposit Agreement. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holder hereof a method to receive the elective distribution in Shares (rather than ADSs). There can be no assurance that the Holder hereof will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Shares.

Upon timely receipt by the Depositary of a notice from the Company indicating that the Company wishes rights to subscribe for additional Shares to be made available to Holders of ADSs, the Depositary upon consultation with the Company, shall determine, whether it is lawful and reasonably practicable to make such rights available to the Holders and the means of making such rights available to the Holders. The Depositary shall make such rights available to any Holders only if (i) the Company shall have timely requested that such rights be made available to Holders, (ii) the Depositary shall have received the documentation contemplated in the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution of rights is reasonably practicable. If such conditions are not satisfied, the Depositary shall sell the rights as described below. In the event all conditions set forth above are satisfied, the Depositary shall establish an ADS Record Date (upon the terms described in the Deposit Agreement) and establish procedures (x) to distribute rights to purchase additional ADSs (by means of warrants or otherwise), (y) to enable the Holders to exercise the rights (upon payment of the subscription price and of the applicable (a) fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and (b) taxes), and (z) to deliver ADSs upon the valid exercise of such rights. Nothing herein or in the Deposit Agreement shall obligate the Depositary to make available to the Holders a method to exercise rights to subscribe for Shares (rather than ADSs). If (i) the Company does not timely request the Depositary to make the rights available to Holders or if the Company requests that the rights not be made available to Holders, (ii) the Depositary fails to receive the documentation required by the Deposit Agreement or determines it is not reasonably practicable to make the rights available to Holders, or (iii) any rights made available are not exercised and appear to be about to lapse, the Depositary shall determine whether it is lawful and reasonably practicable to sell such rights, in a riskless principal capacity, at such place and upon such terms (including public and private sale) as it may deem practicable. The Depositary shall, upon such sale, convert and distribute proceeds of such sale (net of applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and taxes) upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to make any rights available to Holders or to arrange for the sale of the rights upon the terms described above, in each case after making a good faith effort to perform its obligations under Sections 4.4(a) and (b) of the Deposit Agreement, the Depositary shall allow such rights to lapse. The Depositary, absent negligence and provided the Depositary has made a good faith effort to perform its obligations under the Deposit Agreement relevant to the specified circumstances, shall not be responsible for (i) any failure to determine that it may be lawful or practicable to make such rights available to Holders in general or any Holders in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale or exercise, or (iii) the content of any materials forwarded to the ADR Holders on behalf of the Company in connection with the rights distribution.

Notwithstanding anything herein or in the Deposit Agreement to the contrary, if registration (under the Securities Act or any other applicable law) of the rights or the securities to which any rights relate may be required in order for the Company to offer such rights or such securities to Holders and to sell the securities represented by such rights, the Depositary will not distribute such rights to the Holders (i) unless and until a registration statement under the Securities Act (or other applicable law) covering such offering is in effect or (ii) unless the Company furnishes the Depositary opinion(s) of counsel for the Company in the United States and counsel to the Company in any other applicable country in which rights would be distributed, in each case satisfactory to the Depositary, to the effect that the offering and sale of such securities to Holders and Beneficial Owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable laws. In the event that the Company, the Depositary or the Custodian shall be required to withhold and does withhold from any distribution of property (including rights) an amount on account of taxes or other governmental charges, the amount distributed to the Holders of ADSs representing such Deposited Securities shall be reduced accordingly. In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charges which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner, including by public or private sale, as the Depositary deems necessary and practicable to pay any such taxes or charges.

There can be no assurance that Holders generally, or any Holder in particular, will be given the opportunity to exercise rights on the same terms and conditions as the holders of Shares or to exercise such rights. Nothing herein or in the Deposit Agreement shall obligate the Company to file any registration statement in respect of any rights or Shares or other securities to be acquired upon the exercise of such rights.

Upon receipt of a notice indicating that the Company wishes property other than cash, Shares or rights to purchase additional Shares, to be made to Holders of ADSs, the Depositary shall determine whether such distribution to Holders is lawful and reasonably practicable. The Depositary shall not make such distribution unless (i) the Company shall have requested the Depositary to make such distribution to Holders, (ii) the Depositary shall have received the documentation contemplated in the Deposit Agreement, and (iii) the Depositary shall have determined that such distribution is reasonably practicable. Upon satisfaction of such conditions, the Depositary shall distribute the property so received to the Holders of record, as of the ADS Record Date, in proportion to the number of ADSs held by them respectively and in such manner as the Depositary may deem practicable for accomplishing such distribution (i) upon receipt of payment or net of the applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary, and (ii) net of any taxes withheld. The Depositary may dispose of all or a portion of the property so distributed and deposited, in such amounts and in such manner (including public or private sale) as the Depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) or other governmental charges applicable to the distribution.

If the conditions above are not satisfied, the Depositary shall sell or cause such property to be sold in a public or private sale, at such place or places and upon such terms as it may deem proper and shall (i) cause the proceeds of such sale, if any, to be converted into Dollars and (ii) distribute the proceeds of such conversion received by the Depositary (net of applicable (a) fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and (b) taxes) to the Holders upon the terms hereof and of the Deposit Agreement. If the Depositary is unable to sell such property, the Depositary may dispose of such property for the account of the Holders in any way it deems reasonably practicable under the circumstances.

(15)           Redemption. Upon the timely receipt of notice from the Company that it intends to exercise its right of redemption in respect of any of the Deposited Securities, and a satisfactory opinion of counsel, and upon determining that such proposed redemption is practicable, the Depositary shall (to the extent practicable) provide to each Holder a notice setting forth the Company’s intention to exercise the redemption rights and any other particulars set forth in the Company’s notice to the Depositary. Upon receipt of confirmation that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, distribute the proceeds (net of applicable (a) fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary, and (b) taxes), retire ADSs and cancel ADRs upon delivery of such ADSs by Holders thereof upon the terms of the Deposit Agreement. If less than all outstanding Deposited Securities are redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the Depositary. The redemption price per ADS shall be the dollar equivalent of per share amount received by the Depositary upon the redemption of the Deposited Securities represented by ADSs (subject to the terms of the Deposit Agreement and the applicable fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary, and taxes) multiplied by the number of Shares or other Deposited Securities represented by each ADS redeemed.

(16)           Fixing of ADS Record Date. Whenever the Depositary shall receive notice of the fixing of a record date by the Company for the determination of holders of Deposited Securities entitled to receive any distribution (whether in cash, Shares, rights or other distribution), or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of, or solicitation of consents or proxies of, holders of Shares or other Deposited Securities, or whenever the Depositary shall find it necessary or convenient in connection with the giving of any notice, or any other matter, the Depositary shall fix a record date (“ADS Record Date”) for the determination of the Holders of Receipts who shall be entitled to receive such distribution, to give instructions for the exercise of voting rights at any such meeting, or to give or withhold such consent, or to receive such notice or solicitation or to otherwise take action, or to exercise the rights of Holders with respect to such changed number of Shares represented by each ADS. Subject to applicable law, the Company’s Articles of Incorporation, and the terms and conditions of this Receipt and the Deposit Agreement, only the Holders of Receipts at the close of business in New York on such ADS Record Date shall be entitled to receive such distributions, to give such instructions, to receive such notice or solicitation, or otherwise take action.

(17)           Voting of Deposited Securities. As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall fix the ADS Record Date in respect of such meeting or solicitation of such consent or proxy. The Depositary shall if requested in writing in a timely manner by the Company, at the Company’s expense and provided no U.S. legal prohibitions exist distribute to Holders as of the ADS Record Date: (a) such notice of meeting or solicitation of consent or proxies, (b) a statement that the Holders as of the ADS Record Date will be entitled, subject to any applicable law, the Company’s Articles of Incorporation and the provisions of or governing Deposited Securities (which provisions, if any, shall be summarized in pertinent part by the Company), to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by such Holder’s ADSs and (c) a brief statement as to the manner in which such voting instructions may be given. In the event that the Depositary shall have received such a request from the Company after the expiration of the period of time set in the Deposit Agreement, the Depositary shall at the Company’s expense and provided no U.S. legal prohibitions exist, distribute to Holders as of the ADS Record Date an informational statement which describes for such Holders’ information only the matters to be voted on at such meeting. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Deposited Securities. Upon the timely receipt of voting instructions from a Holder of ADSs as of the ADS Record Date in the manner specified by the Depositary, the Depositary shall endeavor, insofar as practicable and permitted under applicable law and the provisions of the Articles of Incorporation of the Company and the provisions of the Deposited Securities, to vote, or cause the Custodian to vote, the Deposited Securities represented by such Holder’s ADSs in accordance with such instructions.

Neither the Depositary nor the Custodian shall under any circumstances exercise any discretion as to voting and neither the Depositary nor the Custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise the Deposited Securities represented by ADSs, except pursuant to and in accordance with the voting instructions timely received from Holders or as otherwise contemplated herein. If the Depositary timely receives voting instructions from a Holder which fail to specify the manner in which the Depositary is to vote the Deposited Securities represented by such Holder’s ADSs, the Depositary will deem such Holder (unless otherwise specified in the notice distributed to Holders) to have instructed the Depositary to vote in favor of the proposals of the board of the Company in respect of the items set forth on the agenda for the relevant meeting. Deposited Securities represented by ADSs for which no timely voting instructions are received by the Depositary from the Holder shall not be voted.

Notwithstanding anything else contained in the Deposit Agreement or this Receipt, the Depositary shall not have any obligation to take any action with respect to any meeting, or solicitation or consents or proxies, of holders of Shares or other Deposited Securities if the taking of such action would violate U.S. laws. The Company agrees to take any and all actions reasonably necessary to enable Holders and Beneficial Owners to exercise the voting rights accruing to the Deposited Securities and to deliver to the Depositary an opinion of U.S. counsel addressing any actions requested to be taken if so requested by the Depositary. There can be no assurance that Holders generally or any Holder in particular will receive the notice described above with sufficient time to enable the Holder to return voting instructions to the Depositary in a timely manner.

The Depositary will endeavor to ensure that on any date on which it votes or causes to be voted Deposited Securities pursuant to this Article (17), it will have on deposit under the Deposit Agreement the number of Deposited Securities with respect to which it has received voting instructions from Holders. If the Depositary has on deposit less than the number of Deposited Securities with respect to which the Depositary has received voting instructions, the Depositary will vote or cause to be voted such Deposited Securities in accordance with such instructions adjusting the number of Deposited Securities voted on a pro-rata basis.

(18)           Changes Affecting Deposited Securities. Upon any change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or the Custodian in exchange for, or in conversion of or replacement of or otherwise in respect of, such Deposited Securities shall, to the extent permitted by law, be treated as new Deposited Securities under the Deposit Agreement, and the Receipts shall, subject to the provisions of the Deposit Agreement and applicable law, evidence ADSs representing the right to receive such additional securities. Upon receipt of notice of any such event, the Depositary shall consult with the Company prior to taking any actions hereunder. The Depositary may, with the Company’s approval, and shall, if the Company shall so request, subject to the terms of the Deposit Agreement and receipt of satisfactory documentation contemplated by the Deposit Agreement, execute and deliver additional Receipts as in the case of a stock dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts, in either case, as well as in the event of newly deposited Shares, with necessary modifications to the form of Receipt contained in this Exhibit A to the Deposit Agreement, specifically describing such new Deposited Securities or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Holders, the Depositary may, with the Company’s approval, and shall if the Company requests, subject to receipt of satisfactory legal documentation contemplated in the Deposit Agreement, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of (a) fees and charges of, and reasonable out-of-pocket expenses incurred by, the Depositary and (b) taxes) for the account of the Holders otherwise entitled to such securities and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the Deposit Agreement. The Depositary, absent negligence and provided the Depositary has made a good faith effort to perform its obligations under the Deposit Agreement relevant to the specified circumstances, shall not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Holders in general or any Holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

(19)           Exoneration. Neither the Depositary nor the Company shall be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability (i) if the Depositary or the Company shall be prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and this Receipt, by reason of any provision of any present or future law or regulation of the United States, Switzerland or any other country, or of any other governmental authority or regulatory authority or stock exchange, or by reason of any provision, present or future, of the Articles of Incorporation of the Company or any provision of or governing any Deposited Securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure), (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Articles of Incorporation of the Company or provisions of or governing Deposited Securities, (iii) for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, any Beneficial Owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information, (iv) for any inability by a Holder or Beneficial Owner to benefit from any distribution, offering, right or other benefit which is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to Holders of ADS or (v) for any consequential or punitive damages for any breach of the terms of the Deposit Agreement. The Depositary, its controlling persons, its agents, any Custodian and the Company, its controlling persons and its agents may rely and shall be protected in acting upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. No disclaimer of liability under the Securities Act is intended by any provision of the Deposit Agreement or this Receipt.

(20)           Standard of Care. The Company and the Depositary assume no obligation and shall not be subject to any liability under the Deposit Agreement or this Receipt to any Holder(s) or Beneficial Owner(s), except that the Company and Depositary agree to perform their respective obligations specifically set forth in the Deposit Agreement and this Receipt without negligence or bad faith. Neither the Depositary, nor the Company, nor any of their respective agents shall be liable to any Holder or Beneficial Owner for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the Deposit Agreement. The Depositary shall not incur any liability, absent any negligence or bad faith, for any failure to determine that any distribution or action may be lawful or reasonably practicable. The Depositary shall not incur any liability for the content of any information submitted to it by the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities or for any tax consequences that may result from the ownership of ADSs, Shares or Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

(21)           Resignation and Removal of the Depositary; Appointment of Successor Depositary. The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of resignation delivered to the Company, such resignation to be effective on the earlier of (i) the 60th day after delivery thereof to the Company, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Company by written notice of such removal which notice shall be effective on the earlier of (i) the 60th day after delivery thereof to the Depositary, or (ii) upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. In case at any time the Depositary acting hereunder shall resign or be removed, the Company shall use its reasonable best efforts to appoint a successor depositary, which shall be a bank or trust company having an office in the Borough of Manhattan, the City of New York. Every successor depositary shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor depositary, without any further act or deed (except as required by applicable law), shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor depositary, upon payment of all sums due it and on the written request of the Company, shall (i) execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder (other than as contemplated in the Deposit Agreement), (ii) duly assign, transfer and deliver all right, title and interest to the Deposited Securities and any proxies relating thereto to such successor, and (iii) deliver to such successor a list of the Holders of all outstanding Receipts and such other information relating to Receipts and Holders thereof as the successor may reasonably request. Any such successor depositary shall promptly provide notice of its appointment to such Holders. Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

(22)           Amendment/Supplement. Subject to the terms and conditions of this Article 22, the Deposit Agreement and applicable law, this Receipt and any provisions of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the Holders or Beneficial Owners. Any amendment or supplement which shall impose or increase any fees or charges (other than the charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of Holders or Beneficial Owners, shall not, however, become effective as to outstanding Receipts until the expiration of 30 days after notice of such amendment or supplement shall have been given to the Holders of outstanding Receipts. The parties hereto agree that any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to materially prejudice any substantial rights of Holders or Beneficial Owners. Every Holder and Beneficial Owner at the time any amendment or supplement so becomes effective shall be deemed, by continuing to hold such ADS(s), to consent and agree to such amendment or supplement and to be bound by the Deposit Agreement as amended or supplemented thereby. In no event shall any amendment or supplement impair the right of the Holder to surrender such Receipt and receive therefor the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require an amendment of or supplement to the Deposit Agreement to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and this Receipt at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance with such laws, or rules or regulations.

(23)           Termination. The Depositary shall, at any time at the written direction of the Company, terminate the Deposit Agreement by providing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. If 60 days shall have expired after (i) the Depositary shall have delivered to the Company a written notice of its election to resign, or (ii) the Company shall have delivered to the Depositary a written notice of the removal of the Depositary, and in either case a successor depositary shall not have been appointed and accepted its appointment as provided in herein and in the Deposit Agreement, the Depositary may terminate the Deposit Agreement by providing notice of such termination to the Holders of all Receipts then outstanding at least 30 days prior to the date fixed for such termination. On and after the date of termination of the Deposit Agreement, the Holder will, upon surrender of such Holders’ Receipt(s) at the Principal Office of the Depositary, upon the payment of the charges of the Depositary for the surrender of ADSs referred to in Article (2) hereof and in the Deposit Agreement and subject to the conditions and restrictions therein set forth, and upon payment of any applicable taxes or governmental charges, be entitled to Delivery, to him or upon his order, of the amount of Deposited Securities represented by such Receipt. If any Receipts shall remain outstanding after the date of termination of the Deposit Agreement, the Registrar thereafter shall discontinue the registration of transfers of Receipts, and the Depositary shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, subject to the conditions and restrictions set forth in the Deposit Agreement, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments). At any time after the expiration of six months from the date of termination of the Deposit Agreement, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, in an unsegregated account, without liability for interest, for the pro rata benefit of the Holders whose Receipts have not theretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement with respect to the Receipts, the Deposited Securities and the ADSs, except to account for such net proceeds and other cash (after deducting, or charging, as the case may be, in each case the charges of the Depositary for the surrender of a Receipt, any expenses for the account of the Holder in accordance with the terms and conditions of the Deposit Agreement and any applicable taxes or governmental charges or assessments) and its obligations under Sections 5.8 and 7.6 of the Deposit Agreement. Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except as set forth in the Deposit Agreement.

(24)           Compliance with U.S. Securities Laws. Notwithstanding any provisions in this Receipt or the Deposit Agreement to the contrary, the withdrawal or delivery of Deposited Securities will not be suspended by the Company or the Depositary except as would be permitted by Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

(25)           Certain Rights of the Depositary. The Depositary, its Affiliates and their agents, on their own behalf, may own and deal in any class of securities of the Company and its Affiliates and in ADSs.

(ASSIGNMENT AND TRANSFER SIGNATURE LINES)

FOR VALUE RECEIVED, the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto ______________________________ whose taxpayer identification number is _______________________ and whose address including postal zip code is ________________, the within Receipt and all rights thereunder, hereby irrevocably constituting and appointing ________________________ attorney-in-fact to transfer said Receipt on the books of the Depositary with full power of substitution in the premises.

Dated:	Name:________________________________
By:
Title:

NOTICE: The signature of the Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

If the endorsement be executed by an attorney, executor, administrator, trustee or guardian, the person executing the endorsement must give his/her full title in such capacity and proper evidence of authority to act in such capacity, if not on file with the Depositary, must be forwarded with this Receipt.
__________________________
SIGNATURE GUARANTEED
All endorsements or assignments of Receipts must be guaranteed by a member of a Medallion Signature Program approved by the Securities Transfer Association, Inc.

Legends

[The Receipts issued in respect of Partial Entitlement American Depositary Shares shall bear the following legend on the face of the Receipt: “This Receipt evidences American Depositary Shares representing “partial entitlement” registered shares, par value CHF 0.12 per share (“Shares”) of ABB Ltd and as such do not entitle the holders thereof to the same per-share entitlement as other Shares (which are “full entitlement” Shares) issued and outstanding at such time. The American Depositary Shares represented by this Receipt shall entitle holders to distributions and entitlements identical to other American Depositary Shares when the Shares represented by such American Depositary Shares become “full entitlement” Shares.]

EXHIBIT B

Form of Depositary Notice

NOTICE OF AMENDMENT OF DEPOSIT AGREEMENT

To Holders of American Depositary Shares (“ADSs”) of ABB Ltd

Company:	ABB Ltd, a company incorporated under the laws of Switzerland.
Depositary:	Citibank, N.A.
Custodian:	Citibank, N.A. – Zürich.
ADS-to-Share Ratio:	Each ADS represents one (1) fully paid registered share of the Company, par value CHF 0.12 per share (the “Share(s)”).
Deposit Agreement:	Amended and Restated Deposit Agreement, dated as of May 7, 2001, by and among the Company, the Depositary, and the Holders and Beneficial Owners of ADSs issued thereunder (the “Deposit Agreement”), as amended by the Letter Agreement, dated as of September 5, 2007, and as furthered amended by Amendment No. 1 to the Deposit Agreement (“Amendment No. 1”).
ADS Symbol:	ABB.
ADS ISIN:	US0003752047.
ADS CUSIP:	000375204.
Effective Date:	Expected to be on or about March 29, 2021.

Notice is hereby given that, pursuant to Section 6.1 of the Deposit Agreement, the Company and the Depositary have agreed to amend the Deposit Agreement, the form of ADR annexed as Exhibit A to the Deposit Agreement, the Fee Schedule annexed as Exhibit B to the Deposit Agreement (the “Fee Schedule”), and all outstanding ADRs to update the ADS fees and related charges identified as payable by the applicable party in the Fee Schedule to provide for, inter alia, (a) the Depositary’s updated schedule of fees and related charges associated with the administration of the Company’s ADS facility, and (b) to permit the Depositary to assess such fees and related charges in accordance with the terms, and subject to any conditions, set forth therein. A copy of the new fee schedule is attached to this Notice and sets forth the total fees that may be charged by the Depositary in respect of the ADSs.

 B-1

The Company and the Depositary have also agreed to amend the Deposit Agreement to eliminate the Depositary’s ability to conduct Pre-Release Transactions.

The Depositary has filed (x) a form of Amendment No. 1, and (y) a form of ADR that reflects the new terms, conditions, and fees of the Company’s ADR Program with the U.S. Securities and Exchange Commission (the “SEC”) under cover of Registration Statement on Form F-6. A copy of the Form F-6 filing is available from the SEC’s website at www.sec.gov under the Company’s CIK No.: 0001091587.

You are hereby advised that the terms of Amendment No. 1 will become immediately effective as of the Effective Date (except that any amendment of fees payable by Holders of ADSs shall not become effective as to the ADSs then outstanding until the expiration of 30 days after the date of this Depositary Notice). By continuing to hold any outstanding ADSs issued under the Deposit Agreement after the Effective Date, you will be deemed for all purposes to have consented to, and to have agreed to be bound by, the Deposit Agreement as amended by Amendment No. 1. The Depositary shall arrange to have new ADRs printed that reflect the changes effected by Amendment No. 1. If you hold ADRs issued prior to the Effective Date, your ADRs do not need to be surrendered for exchange. If you hold ADSs in uncertificated form, you do not need to take any action.

If you have any questions about the above amendment and exchange, please call Citibank ADR Shareholder Services at 1-877-248-4237. Copies of the Deposit Agreement and of Amendment No. 1 are available at the principal offices of the Depositary at 388 Greenwich Street, 6th Floor, New York, NY 10013 and can also be retrieved from the SEC’s website at www.sec.gov under the Company’s CIK No.: 0001091587.

Date: February 26, 2021	Citibank, N.A. as Depositary

B-2